Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
April 29, 2014	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES FIRST QUARTER 2014 RESULTS;

DEMONSTRATES BROAD EARNINGS STRENGTH ACROSS DIVISIONS AS

ADJUSTED EBITDA IMPROVES 50% COMPARED TO PRIOR YEAR

First Quarter 2014 Highlights

•                  Adjusted EBITDA was $329 million compared to $220 million in the prior year period, an improvement of 50%.

•                  Adjusted diluted income per share was $0.43 compared to $0.19 in the prior year period.

•                  Net income attributable to Huntsman Corporation was $54 million compared to net loss of $24 million in the prior year period.

	Three months ended
	March 31,		December 31,
In millions, except per share amounts, unaudited	2014	2013	2013

Revenues	$2,755	$2,702	$2,705

Net income (loss) attributable to Huntsman Corporation	$54	$(24)	$41
Adjusted net income(1)	$105	$46	$118

Diluted income (loss) per share	$0.22	$(0.10)	$0.17
Adjusted diluted income per share(1)	$0.43	$0.19	$0.48

EBITDA(1)	$261	$112	$225
Adjusted EBITDA(1)	$329	$220	$313

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported first quarter 2014 results with revenues of $2,755 million and adjusted EBITDA of $329 million.

Peter R. Huntsman, our President and CEO, commented:

“Our first quarter results demonstrated broad earnings strength as all of our businesses exceeded the previous year with the exception of PO/MTBE.  The benefits of our previous year’s restructuring efforts are visible in both our Advanced Materials and Textile Effects results.  We continue to see strong results in our Performance Products and MDI polyurethanes, which make up the core of our earnings.

We remain actively engaged with the European Union in their antitrust review of our proposed acquisition of Rockwood Holding’s Performance Additives and Titanium Dioxide businesses.

This past month, at our Investor Day we presented a plan to achieve $2 billion of Adjusted EBITDA within the next 2-3 years.  With these strong first quarter results, we’re well on our way to achieving this target.”

Segment Analysis for 1Q14 Compared to 1Q13

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended March 31, 2014 compared to the same period in 2013 was primarily due to higher sales volumes partially offset by lower average selling prices.  MDI sales volumes increased 6% as a result of improved demand in all regions and across most major markets whereas PO/MTBE sales volumes were essentially unchanged.  PO/MTBE average selling prices decreased primarily due to less favorable market conditions and MDI Urethane average selling prices were essentially flat.  The decrease in adjusted EBITDA was due to lower PO/MTBE margins partially offset by an increase in MDI Urethane earnings.

Performance Products

The increase in revenues in our Performance Products division for the three months ended March 31, 2014 compared to the same period in 2013 was due to higher sales volumes and higher selling prices partially offset by the mix effect of more toll business.  Sales volumes increased primarily due to the impact of the scheduled maintenance on our olefins and ethylene oxide facilities in Port Neches, Texas in the first quarter of 2013, as well as improved demand for amines and maleic anhydride.  Average selling prices increased, notably for maleic anhydride and surfactants, in response to higher raw materials costs.  The increase in adjusted EBITDA was primarily due to the impact of our scheduled maintenance in the first quarter of 2013, estimated at $55 million.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended March 31, 2014 compared to the same period in 2013 was primarily due to lower sales volumes, partially offset by higher average selling prices and favorable sales mix.  Sales volumes decreased in our base resins business primarily due to our restructuring efforts.  During the fourth quarter 2013 we closed two of our base resins production units as we focus on higher value component and formulations sales such as aerospace, transportation and industrial markets.  Average selling prices increased in all regions primarily due to increased prices for certain products as well as an increased focus on higher value component and formulations sales.  The increase in adjusted EBITDA was primarily due to higher contribution margins and lower manufacturing and selling, general and administrative costs as a result of our restructuring efforts.

Textile Effects

The increase in revenues in our Textile Effects division for the three months ended March 31, 2014 compared to the same period in 2013 was due to higher average selling prices and higher sales volumes.  Average selling prices increased primarily in response to higher raw material costs.  Sales volumes increased primarily due to increased market share and stronger consumer end market sentiment.  The increase in adjusted EBITDA was primarily due to higher contribution margins as a result of our restructuring efforts.

Pigments

The decrease in revenues in our Pigments division for the three months ended March 31, 2014 compared to the same period in 2013 was primarily due to lower average selling prices as sales volumes were essentially unchanged.  Average selling prices decreased primarily as a result of high industry inventory levels partially offset by the strength of the euro against the U.S. dollar.  The increase in adjusted EBITDA was primarily due to lower manufacturing costs as a result of higher production volumes.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other improved by $1 million to a loss of $44 million for the three months ended March 31, 2014 compared to a loss of $45 million for the same period in 2013.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2014 we had $902 million of combined cash and unused borrowing capacity compared to $1,048 million at December 31, 2013.

Total capital expenditures for the quarter ended March 31, 2014 were $107 million.  We expect to spend approximately $500 million on capital expenditures in 2014, net of reimbursements and excluding any amounts associated with the planned acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.

Income Taxes

During the three months ended March 31, 2014 we recorded income tax expense of $36 million and paid $46 million in cash for income taxes.  Our adjusted effective income tax rates for the three months ended March 31, 2014 was approximately 32%.

We expect our 2014 adjusted effective tax rate to be approximately 35% excluding the impact of the acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.  We expect our long term adjusted effective tax rate to be approximately 30%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2014 financial results on Tuesday, April 29, 2014 at 10:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	(888) 713 - 4214
International participants	(617) 213 - 4866
Passcode	60716193

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PXFJDHCNN

Webcast Information

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at huntsman.com.

Replay Information

The conference call will be available for replay beginning April 29, 2014 and ending May 6, 2014.

Call-in numbers for the replay:
U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	10497006

Table 1 — Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts, unaudited	2014	2013

Revenues	$2,755	$2,702
Cost of goods sold	2,305	2,353
Gross profit	450	349
Operating expenses	261	255
Restructuring, impairment and plant closing costs	39	44
Operating income	150	50
Interest expense	(48)	(51)
Equity in income of investment in unconsolidated affiliates	2	1
Loss on early extinguishment of debt	—	(35)
Other income	1	—
Income (loss) before income taxes	105	(35)
Income tax (expense) benefit	(36)	20
Income (loss) from continuing operations	69	(15)
Loss from discontinued operations, net of tax(2)	(7)	(2)
Net income (loss)	62	(17)
Net income attributable to noncontrolling interests, net of tax	(8)	(7)
Net income (loss) attributable to Huntsman Corporation	$54	$(24)

Adjusted EBITDA(1)	$329	$220

Adjusted net income(1)	$105	$46

Basic income (loss) per share	$0.22	$(0.10)
Diluted income (loss) per share	$0.22	$(0.10)
Adjusted diluted income per share(1)	$0.43	$0.19

Common share information:
Basic shares outstanding	240.9	239.0
Diluted shares	244.5	239.0
Diluted shares for adjusted diluted income per share	244.5	241.8

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions, unaudited	2014	2013	(Worse)

Segment Revenues:
Polyurethanes	$1,200	$1,182	2%
Performance Products	765	722	6%
Advanced Materials	319	336	(5)%
Textile Effects	224	188	19%
Pigments	318	330	(4)%
Eliminations and other	(71)	(56)	(27)%

Total	$2,755	$2,702	2%

Segment Adjusted EBITDA(1):
Polyurethanes	$167	$178	(6)%
Performance Products	118	54	119%
Advanced Materials	46	27	70%
Textile Effects	16	(3)	NM
Pigments	26	9	189%
Corporate, LIFO and other	(44)	(45)	2%

Total	$329	$220	50%

See end of press release for footnote explanations	NM—Not meaningful

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	March 31, 2014 vs. 2013
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(4)%	—	1%	5%	2%
Performance Products	2%	—	(10)%	14%	6%
Advanced Materials	6%	(1)%	6%	(16)%	(5)%
Textile Effects	15%	(2)%	2%	4%	19%
Pigments	(5)%	1%	—	—	(4)%
Total Company	(2)%	—	(4)%	8%	2%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income (loss)		Diluted Income
	EBITDA		Expense		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts, unaudited	2014	2013	2014	2013	2014	2013	2014	2013

GAAP(1)	$261	$112	$(36)	$20	$54	$(24)	$0.22	$(0.10)
Adjustments:
Acquisition expenses and purchase accounting inventory adjustments	8	3	(2)	(1)	6	2	0.02	0.01
Loss from discontinued operations, net of tax(2)	7	3	N/A	N/A	7	2	0.03	0.01
Discount amortization on settlement financing associated with the terminated merger	N/A	N/A	—	(1)	—	2	—	0.01
Loss on early extinguishment of debt	—	35	—	(13)	—	22	—	0.09
Certain legal settlements and related expenses	—	2	—	(1)	—	1	—	—
Amortization of pension and postretirement actuarial losses	13	19	(4)	(7)	9	12	0.04	0.05
Restructuring, impairment and plant closing and transition costs	40	46	(11)	(17)	29	29	0.12	0.12
Adjusted(1)	$329	$220	$(53)	$(20)	$105	$46	$0.43	$0.19

Adjusted income tax expense					53	20
Net income attributable to noncontrolling interests, net of tax					8	7
Adjusted pre-tax income(1)					$166	$73

Adjusted effective tax rate					32%	27%

		Income Tax	Net Income	Diluted Income
	EBITDA	Expense	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	December 31,	December 31,	December 31,	December 31,
In millions, except per share amounts, unaudited	2013	2013	2013	2013

GAAP(1)	$225	$(20)	$41	$0.17
Adjustments:
Acquisition expenses and purchase accounting inventory adjustments	7	(3)	4	0.02
Loss from discontinued operations, net of tax(2)	2	N/A	1	—
Discount amortization on settlement financing associated with the terminated merger	N/A	(1)	1	—
Loss on early extinguishment of debt	16	(6)	10	0.04
Certain legal settlements and related expenses	1	—	1	—
Amortization of pension and postretirement actuarial losses	18	(7)	11	0.05
Restructuring, impairment and plant closing and transition costs	44	5	49	0.20
Adjusted(1)	$313	$(32)	$118	$0.48

Adjusted income tax expense			32
Net income attributable to noncontrolling interests, net of tax			1
Adjusted pre-tax income(1)			$151
Adjusted effective tax rate			21%

See end of press release for footnote explanations

Table 5 — Reconciliation of Net Income (Loss) to EBITDA

	Three months ended
	March 31,		December 31,
In millions, unaudited	2014	2013	2013

Net income (loss) attributable to Huntsman Corporation	$54	$(24)	$41
Interest expense	48	51	44
Income tax expense (benefit) from continuing operations	36	(20)	20
Income tax benefit from discontinued operations(2)	—	(2)	(2)
Depreciation and amortization	123	107	122

EBITDA(1)	$261	$112	$225

See end of press release for footnote explanations

Table 6 — Selected Balance Sheet Items

	March 31,	December 31,
In millions	2014	2013
	(unaudited)

Cash	$286	$529
Accounts and notes receivable, net	1,724	1,575
Inventories	1,911	1,741
Other current assets	307	314
Property, plant and equipment, net	3,794	3,824
Other assets	1,205	1,205

Total assets	$9,227	$9,188

Accounts payable	$1,185	$1,113
Other current liabilities	760	769
Current portion of debt	270	277
Long-term debt	3,621	3,633
Other liabilities	1,214	1,267
Total equity	2,177	2,129

Total liabilities and equity	$9,227	$9,188

Table 7 — Outstanding Debt

	March 31,	December 31,
In millions	2014	2013
	(unaudited)

Debt:
Senior credit facilities	$1,338	$1,351
Accounts receivable programs	247	248
Senior notes	1,060	1,061
Senior subordinated notes	891	891
Variable interest entities	238	247
Other debt	117	112

Total debt - excluding affiliates	3,891	3,910

Total cash	286	529

Net debt- excluding affiliates	$3,605	$3,381

Table 8 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions, unaudited	2014	2013

Total cash at beginning of period	$529	$396

Net cash used in operating activities	(67)	(74)
Net cash used in investing activities	(104)	(85)
Net cash (used in) provided by financing activities	(71)	21
Effect of exchange rate changes on cash	(1)	(2)

Total cash at end of period	$286	$256

Supplemental cash flow information:
Cash paid for interest	$(56)	$(59)
Cash paid for income taxes	(46)	(17)
Cash paid for capital expenditures	(107)	(89)
Depreciation and amortization	123	107

Changes in primary working capital:
Accounts and notes receivable	(149)	(85)
Inventories	(172)	(9)
Accounts payable	107	10

Total cash used in primary working capital	$(214)	$(84)

Footnotes

(1)   We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  acquisition expenses and purchase accounting inventory adjustments; loss (gain) on initial consolidation of subsidiaries; EBITDA from discontinued operations; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: acquisition expenses and purchase accounting inventory adjustments; loss (gain) on initial consolidation of subsidiaries; loss (income) from discontinued operations; discount amortization on settlement financing associated with the terminated merger; loss (gain) on disposition of businesses/assets; loss on early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; certain legal settlements and related expenses; amortization of pension and postretirement actuarial losses (gains); and restructuring, impairment, plant closing and transition costs (credits).  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)   During the first quarter 2010 we closed our Australian styrenics operations; results from this business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2013 revenues of over $11 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets.  We operate more than 80 manufacturing and R&D facilities in 30 countries and employ approximately 12,000 associates within our 5 distinct business divisions.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.